Exhibit 99.1

Galectin Therapeutics Receives U.S. Patent for

GR-MD-02 Composition of Matter

Patent Covers Use of Company’s Galectin Inhibitor in NASH, Fibrotic Diseases, Cancer and

Other Disorders in Which Galectins are Involved in Pathogenesis

Norcross, Ga. (August 5, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that it has received a notice of allowance from the U.S. Patent and Trademark Office for patent application number 13/573,442 titled “Composition of Novel Carbohydrate Drug for Treatment of Human Diseases.” The patent covers composition and chemical structural claims for compounds that includes the Company’s lead galectin inhibitor compound GR-MD-02 and will expire in December 2031.

Claims include multiple routes of administration, including intravenous, subcutaneous and oral. The application also covers therapeutic formulations for use in the treatment of NASH (fatty liver disease), cancer and fibrotic, inflammatory and autoimmune disorders in which galectin proteins are involved, at least in part, in the pathogenesis. Additional specific claims encompass liver fibrosis, kidney fibrosis, lung fibrosis or heart fibrosis. NASH is estimated to effect approximately three to five percent of the U.S. population, which is approximately 12 million Americans. Of this, 15 percent are estimated to eventually develop cirrhosis; and the incidence of hepatic cellular carcinoma has been estimated to be as high as 15 percent. Currently, there are no approved therapies for the treatment of NASH or liver fibrosis.

“This patent provides composition of matter coverage for GR-MD-02, our lead proprietary galectin inhibitor, which has shown in studies to have a powerful therapeutic effect on fibrosis and inflammation,” said Dr. Peter G. Traber, President, Chief Executive Officer, and Chief Medical Officer of Galectin Therapeutics Inc. “In pre-clinical studies, we found that treatment with GR-MD-02 reversed experimentally-induced liver fibrosis and cirrhosis. In separate experiments, GR-MD-02 has been shown to reverse experimentally-induced fibrosis in the lungs, heart and kidneys. This patent secures the path forward for the Company’s exploration of the effects of galectin inhibition in NASH with advanced fibrosis and in selected other fibrotic diseases of the lung, heart, and kidney.”

Galectin Therapeutics is currently conducting a Phase 1 clinical trial to evaluate the safety, tolerability and exploratory biomarkers for efficacy for single and multiple doses of GR-MD-02 over four weekly doses of GR-MD-02 treatment in patients with fatty liver disease with advanced fibrosis. Trial details can be found at http://clinicaltrials.gov/ct2/show/NCT01899859?term=gt-020&rank=1. Results from the first and second cohort met the primary endpoint of demonstrating that four doses of 2 mg/kg and 4 mg/kg were safe and well tolerated and showed predictable and proportionate pharmacokinetics. GR-MD-02 is also being studied in a Phase 1B clinical trial in combination with ipilimumab in patients with metastatic melanoma being conducted at the Providence Portland Medical Center. Trial details can be found at http://www.clinicaltrials.gov/ct2/show/NCT02117362?term=NCT02117362&rank=1.

About Galectin Therapeutics

Galectin Therapeutics (Nasdaq:GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding preclinical data and the potential role for GR-MD-02 in the treatment of liver fibrosis and cirrhosis, other diseases and cancer in humans. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding any preclinical data and potential therapeutic uses and benefits of our drugs and any future pre-clinical or clinical studies are subject to factors beyond our control. Future clinical studies may not begin or produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. Regardless of the results of current or future studies, we may be unsuccessful in developing partnerships with other companies or obtaining capital that would allow us to further develop and/or fund any studies or trials. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

CONTACT: Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com